Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors

Unity Wireless Corporation

We consent to the incorporation by reference in the registration statement (No. 333 – 59674) on Form S-8 of Unity Wireless Corporation of our report dated February 25, 2004, with respect to the consolidated balance sheets of Unity Wireless Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-KSB of Unity Wireless Corporation.  Our report dated February 25, 2004 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and used cash in operating activities which raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

March 26, 2004